Exhibit 5.8

November 16, 2007

VIA EDGAR

United States Securities and Exchange Commission

Re:	North American Palladium Ltd. (the "Corporation") Amendment No. 1 to Registration Statement on Form F-10, dated November 16, 2007

We are a firm of independent geological and mining engineering consultants and we have participated in the preparation of a technical report, mineral resource estimate and preliminary economic assessment of the Suhanko Project in Northern Finland (the "Technical Report") dated October 29, 2007 for the Corporation.

We refer to the Corporation's Amendment No. 1 to Registration Statement on Form F-10, dated November 16, 2007, and any amendments thereto and any registration statements filed pursuant to Rule 429 under the United States Securities Act of 1933, as amended (the "Registration Statement"). We hereby give our consent to the use of our name, references to and excerpts from the Technical Report which have been incorporated into the Registration Statement.

We have read the Registration Statement and have no reason to believe that there are any misrepresentations in the information contained therein, or documents incorporated therein by reference, derived from the Technical Report or that are within our knowledge as a result of the services performed by us in connection with the preparation of the Technical Report.

Yours truly,

/s/  EUGENE PURITCH

Eugene Puritch
President
P&E Mining Consultants Inc.